 Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 299 Dated Monday, September 16, 2013 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FRT5	[]	100%	1.550%	[]	Fixed	3.000%	MONTHLY	03/15/2021	10/15/2013	$1.58	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, September 16, 2013 through Monday, September 23, 2013 Trade Date: Monday, September 23, 2013 @12:00 PM ET Settlement Date: Thursday, September 26, 2013 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011